NEWS RELEASE

APH:TSX-V, APCSF:OTCQB

July 27, 2010

ALDA Pharmaceuticals To Undertake

Revised Private Placement

Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, APCSF:OTCQB) (the “Company”) announces that, as a result of prevailing market conditions, the private placement financing originally announced on April 15, 2010 (and subsequently revised as disclosed in the Company’s news releases of on April 28th and May 28th), will not be proceeding on the terms disclosed.  The Company is proceeding with smaller private placement of $325,000 to be used for general corporate purposes by the sale of 3,250,000 share purchase units on private placement basis, pursuant to registration and prospectus exemptions of applicable securities laws and is subject to acceptance by the TSX Venture Exchange, at $0.10 per unit.  Each Unit consists of one common share of ALDA and one non-transferable share purchase warrant entitling the holder to acquire one additional common share of ALDA at a price of $0.20 per common share for a period of two (2) years from the date of the issuance of the purchase warrant with an accelerated exercise provision attached to each warrant commencing on the day following the expiry of any applicable hold period on the underlying Common Share, stating that if, for ten consecutive trading days, the closing price of the listed shares of the Company exceeds $0.40 then the exercise period of the warrants will be reduced to a period of 10 days following such trading days.  All securities issued will be subject to a four month restricted period and will bear a restrictive legend accordingly.

Insiders of ALDA will be subscribing for 25% of the offering, constituting a related party transaction pursuant to Multilateral Instrument 61-101 and TSX Venture Exchange Policy 5.9 which is exempt from the requirement to obtain an independent valuation pursuant to Section 5.5(b) of MI 61-101 and the requirement to obtain minority shareholder approval pursuant to Section 5.7(1)(b) of MI 61-101.  Their participation will be on the same terms as arm's length investors, and such insiders' shareholdings in the Company will increase as a result of any such participation.  The revised private placement is intended to close within the next week as soon as the requisite approvals of the TSX Venture Exchange are obtained.

The Company also wishes to clarify that a report on the TSX Venture Exchange website on Tuesday, July 20, 2010 that an insider sold 108,500 shares at $0.12 was not correct. The Company has confirmed that the transaction did not involve a current insider of the Company and was incorrectly designated as such on the TSX Venture Exchange website.

About ALDA Pharmaceuticals Corp.

ALDA is focused on the development of infection-control therapeutics derived from its patented T36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCQB under the symbol APCSF. The Company was the Official Supplier to the Vancouver 2010 Olympic Winter Games and the Vancouver 2010 Paralympic Winter Games and is the Official Supplier to the Canadian Olympic Committee, the 2010 Canadian Olympic Team and the 2012 Canadian Olympic Team for antiseptic hand sanitizer, disinfectant and disinfectant cleaning products. The Company was also selected as one of the TSX Venture 50 companies in the Technology and Life Sciences sector for 2010.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

www.aldacorp.com

Investor Relations

Scott Young

604-377-5781

604-521-8300 Ext 2

scott_young@aldacorp.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

The Units, common shares, warrants and the common shares issuable upon exercise of the warrants have not been registered under the United States Securities Act of 1933 (the “Act”) and may not be offered or sold absent registration under the Act or an applicable exemption from the registration requirements thereof.  This news release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com